EXHIBIT 2.4

                                                                        ZURICH

                          STEADFAST INSURANCE COMPANY
  Administrative Office: 1400 American Lane, Schaumburg, Illinois 60196-1056
            Underwritten through: Zurich Emerging Markets Solutions

                             INSURANCE POLICY FOR
                                 EXPROPRIATION
                                      AND
                           CURRENCY INCONVERTIBILITY

                                 DECLARATIONS

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                                                         Policy No. 38-14-578
Item 1.          Insured:                                The Bank of New York, not in its individual capacity,
                                                         but solely as the indenture trustee for holders of the
                                                         Insured Notes, or any successor indenture trustee for
                                                         the holders of the Insured Notes (as such term is
                                                         defined below).
                 Address:                                101 Barclay Street, 21 W
                                                         New York, New York 10286

Item 2.          Guarantor:                              Companhia de Bebidas das Americas --AMBEV
                 Address:                                Rua Dr. Renato Paes de Barros, 1017,
                                                         4(degree) andar
                                                         04530-001 Sao Paulo, S.P.
                                                         Brazil

Item 3.          Issuer:                                 Companhia Brasileira de Bebidas ("CBB")
                 Address:                                Avenida Antarctica 1891, parte
                                                         Fazenda Santa Ursula
                                                         13820-000
                                                         Jaguariuna, SP
                                                         Brazil

Item 4.          Host Country:                           Federative Republic of Brazil

Item 5.          Project:                                The issuance and sale of the Insured Notes. CBB will
                                                         use proceeds from the sale of the Insured Notes for
                                                         capital expenditures, to repay short-term debt, and
                                                         for general corporate purposes. AMBEV has provided an
                                                         unconditional and irrevocable guaranty of CBB's
                                                         payment obligations in respect of the Insured Notes

Item 6.          Principal Amount of Insured Notes:      $500,000,000



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
Item 7.          Insured Notes:                           $500,000,000 in senior notes issued by CBB under the
                                                          Indenture dated as of September 18, 2003, between
                                                          CBB, as issuer, and the Insured, as trustee, and held
                                                          by the Noteholders or any notes exchanged therefor in
                                                          connection with CBB and AMBEV satisfying their
                                                          obligations under the Registration Rights Agreement
                                                          (as such term is defined herein).

Item 8.          Maximum Aggregate Limit of Liability:    $65,625,000

Item 9.          Limit of Liability per coverage:         See Exhibit A

Item 10.         Insured Percentage of the Insured Notes: 100%

Item 11.         Policy Period:                           From:  September 18, 2003
                                                          To:    October 17, 2014
                 (12:01 a.m. Standard Time at the Address of the Insured above in Item 1.)

Item 12.         Policy Currency:                         United States dollars

Item 13.         Waiting Period:                          180 days

Item 14.         Total premium and fees
                 for the Policy Period (See Exhibit A):   $18,714,402.81

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The premium shall be payable in a single installment due upon or prior to the inception of the Policy Period. The net premium and fees due will be paid in accordance with the amounts specified in Exhibit A.

By acceptance of this Insurance Policy, the Insured represents to the Underwriter that the statements made by the Insured contained in the Declarations and the Insured's Application for Insurance are the Insured's agreements and representations and that this Insurance Policy and the Agreement Regarding the Policy for Expropriation and Currency Inconvertibility comprise the entire agreement between the Insured and the Underwriter or any of its agents relating to this insurance. At issuance, this Insurance Policy includes no Endorsements.




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IN WITNESS WHEREOF, the Underwriter has caused this Insurance Policy to be signed by its authorized officers, but this Insurance Policy shall not be valid unless countersigned by a duly authorized representative of the Insured.

Broker:          Willis of New York, Inc.
Address:         7 Hanover Square
                 New York, NY 10004


Underwriter:    /s/ Daniel W. Riordan              Date   September 17, 2003
                -----------------------
                Daniel W. Riordan
                Vice President



                /s/                                /s/
                -----------------------            -------------------------
                President                          Secretary


Insured:  ____________________________        Date________________________
             (print name and title)

          ____________________________
                 (signature)




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IN WITNESS WHEREOF, the Underwriter has caused this Insurance Policy to be signed by its authorized officers, but this Insurance Policy shall not be valid unless countersigned by a duly authorized representative of the Insured.

Broker:      Willis of New York, Inc.
Address:     7 Hanover Square New
             New York, NY 10004


Underwriter:    /s/ Daniel W. Riordan              Date
                -----------------------                  ----------------------
                Daniel W. Riordan
                Vice President




Insured:        Miguel Barrios, Vice President    Date    09/18/2003
                ------------------------------         ---------------------
                    (print name and title)


                ------------------------------
                        (signature)




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                                 ENDORSEMENTS


          At issuance this Insurance Policy includes no Endorsements.




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                                                                        ZURICH



                          STEADFAST INSURANCE COMPANY

                                 CONTRACT FOR
                               EXPROPRIATION AND
                           CURRENCY INCONVERTIBILITY

In consideration of the payment of premiums and in reliance upon information provided and statements made by the Insured to Steadfast Insurance Company (the "Underwriter"), and subject to the Declarations and Endorsements made a part hereof, and the terms, conditions and limitations set forth in this Contract (together the Declarations, Endorsements and Contract constitute the "Insurance Policy"), the Insured and the Underwriter agree as follows:


                         ARTICLE I. INSURING AGREEMENT

1.1 The Underwriter shall be liable and shall pay Compensation to the Insured, subject to the exclusions and limitations expressly set forth in this Insurance Policy, for the Insured Percentage of the Insured's Loss caused solely and directly by a Political Risk Event and for which the Date of Loss occurs during the Policy Period.

1.2   Compensation shall be determined pursuant to Article IV herein.


                            ARTICLE II. DEFINITIONS

2.1 "AGREEMENT REGARDING THE INSURANCE POLICY FOR EXPROPRIATION AND CURRENCY INCONVERTIBILITY" means the Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility dated as of September 18, 2003, among the Underwriter, the Insured, the Issuer and the Guarantor.

2.2 "APPLICATION FOR INSURANCE" means the Insured's "Application for Political Risk Insurance", along with all supporting documentation submitted by the Insured regarding the Project, the Issuer, the Guarantor and the Insured
Notes.

2.3 "CLAIM" means the Insured's written claim for Compensation submitted in accordance with the procedures and requirements of Article VII herein.

2.4 "COMPENSATION" means the amount payable to the Insured for a Loss as defined in this Insurance Policy. The amount to be paid by the Underwriter shall be determined pursuant to Article IV herein.

2.5   "CURRENCY INCONVERTIBILITY" is defined in Section 3.2 herein.


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2.6   "DATE OF LOSS" means a date occurring during the Policy Period, and shall be the later of (i) the original due date of the Scheduled Payment which corresponds to the Insured Payment that is the subject of a Claim, and (ii) the date on or before the end of the 30-day interest payment grace period on which the Insured, the Issuer or the Guarantor first attempts to convert Local Currency or transfer Policy Currency in order to make an Insured Payment.

2.7   "EXPROPRIATION" is defined in Section 3.1 herein.

2.8 "GUARANTOR" is the entity listed in Item 2 of the Declarations, and has guarantied the payment obligations of the Issuer in respect of the Insured Notes pursuant to the terms of the Guaranty.

2.9 "GUARANTY" means the Guaranty issued by the Guarantor in support of the Issuer, dated as of September 18, 2003, as amended or modified from time to time in accordance with the terms thereof. Under the terms of the Guaranty, the Guarantor has guarantied the timely payment by the Issuer of all sums from time to time payable by the Issuer under the Indenture and the Insured Notes.

2.10   "HOST COUNTRY" is identified in Item 4 of the Declarations.

2.11   "HOST GOVERNMENT" means:

     (a) the present or any succeeding governing authority (without regard to the method of its succession or as to whether it is internationally recognized) in effective control of all or any part of the territory of the Host Country or any political or territorial subdivision thereof (including any dependent territory); and/or

     (b) any other public authority in or of the Host Country on which regulatory powers are conferred by the laws of the Host Country.

2.12 "INDENTURE" means the indenture providing for the issuance of the Insured Notes between the Issuer and the Insured, dated as of September 18, 2003, as amended or modified from time to time in accordance with the terms thereof, or any other indenture executed in connection with any exchange offer made for the Insured Notes under the terms of the Registration Rights Agreement.

2.13 "INSURED" is the entity identified in Item 1 of the Declarations, acting solely as Trustee (as defined in the Indenture) on behalf of the Noteholders and not in its individual capacity in accordance with the Indenture and any successor Trustee under the Indenture.

2.14   "INSURED PAYMENT" means a payment by the Issuer, in accordance with
Section 2.15 of the Indenture, or the Guarantor, in accordance with Section 2 of the Guaranty, to the Insured in respect of a corresponding Scheduled Payment.

2.15 "INSURED PERCENTAGE" means the percentage of the interest due and payable in respect of the Insured Notes insured under this Insurance Policy as set forth in Item 10 of the Declarations.

2.16 "INSURED NOTES" means the notes described in Item 7 of the Declarations which are insured under this Insurance Policy and are the obligations issued by the Issuer pursuant to the Indenture. The Insured Notes are required to be paid by the Issuer in accordance with the terms of the Indenture and the Issuer's payment obligations under the Insured Notes are guaranteed by the Guarantor pursuant to the Guaranty.


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2.17 "ISSUER" is the entity listed in Item 3 of the Declarations, and is the issuer of the Insured Notes pursuant to the Indenture.

2.18 "LIMIT OF LIABILITY" means at any time the maximum amount of Compensation that the Underwriter will pay for any Loss, subject to the Maximum Aggregate Limit of Liability. The Limit of Liability and the corresponding coverage period is set forth in Exhibit A. The Limit of Liability in effect on the Date of Loss shall be reduced automatically by the amount of any Compensation paid by the Underwriter to the Insured under this Insurance Policy.

2.19 "LOCAL CURRENCY" means the currency of the Host Country.

2.20 "LOSS" means an Unfunded Insured Payment caused by a Political Risk Event, and for which the Insured seeks Compensation under this Insurance Policy.

2.21 "MAXIMUM AGGREGATE LIMIT OF LIABILITY" means the amount set forth in
Item 8 of the Declarations.

2.22 "NOTEHOLDER(s)" means the person(s) or entity(-ies) from time to time holding the Insured Notes (including beneficial interests therein).

2.23 "POLICY CURRENCY" means the currency identified in Item 12 of the Declarations.

2.24 "POLICY PERIOD" means the period set forth in Item 11 of the Declarations.

2.25 "POLITICAL RISK EVENT" means an Expropriation or Currency
Inconvertibility, as defined in Sections 3.1 and 3.2, respectively, either or both of which (or any combination thereof) continues and is in effect during each day of the Waiting Period.

2.26 "PROJECT" means the project described in Item 5 of the Declarations and as further described in the Insured's Application for Insurance.

2.27 "REFERENCE RATE OF EXCHANGE" means (i) the official exchange rate applied by the central bank or equivalent entity of the Host Country for the category of remittance that is the subject of a Claim; or, (ii) if the central bank or equivalent entity does not freely execute conversions of Local Currency into Policy Currency for such category of remittance, then the Reference Rate of Exchange shall be the effective exchange rate obtained through the most active legal and normal channel in the Host Country for conversion of Local Currency into Policy Currency for the category of remittance that is the subject of a Claim. The most active legal and normal channel shall be agreed by the Underwriter and the Insured. If no exchange rate can be determined pursuant to
(i) or (ii) above, the Reference Rate of Exchange shall mean the last available official exchange rate applied by the central bank or equivalent entity of the Host Country prior to the Date of Loss.

2.28 "REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement, dated as of September 18, 2003, among the Issuer and Citigroup Global Markets Inc. (as representative for the initial purchasers of the Insured Notes), as amended or modified from time to time in accordance with the terms thereof.

2.29 "RESERVE ACCOUNT" means the account held by the Insured for the benefit of the Noteholders, pursuant to the Indenture.

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2.30   "SCHEDULED PAYMENT" means all amounts of interest and principal due and payable on the Insured Notes pursuant to the terms of the Indenture and the Insured Notes (as the payment of such amounts are guaranteed pursuant to the Guaranty) on (i) the original payment dates set forth in the Indenture (as such payment dates are set forth in Exhibit B hereto), and (ii) payment dates for the Insured Notes which are established pursuant to either (A) the provisions set forth in the Indenture allowing for the extension of the maturity date of the Insured Notes or (B) the provisions set forth in the Guaranty allowing for the suspension of the obligations of the Guarantor, and, in the case of both (i) and (ii), without regard to any acceleration of the Insured Notes pursuant to the terms of the Indenture and Insured Notes.

2.31 "TRANSACTION DOCUMENTS" means the Insured Notes, as described in Item 7 of the Declarations, the Indenture, the Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility, the Guaranty, and the Registration Rights Agreement, each including all exhibits and attachments thereto, copies of which have been provided to the Underwriter.

2.32 "UNFUNDED INSURED PAYMENT" means, with respect to any Scheduled Payment, the failure of the Issuer or the Guarantor to make an Insured Payment, in accordance with the Indenture or the Guaranty, as the case may be, due to a Political Risk Event or an event that with the passage of the Waiting Period could become a Political Risk Event.

2.33 "UNINSURED NOTES" means notes denominated in a currency other than the Local Currency issued by the Issuer or the Guarantor, or their respective subsidiaries, to investors outside of the Host Country which are of similar term and nature to the Insured Notes and are not insured by the Underwriter.

2.34 "WAITING PERIOD" means the period set forth in Item 13 of the Declarations, which period shall commence on the Date of Loss; provided that, for the avoidance of doubt, if the Date of Loss occurs during the Policy Period, the Waiting Period for a Political Risk Event for which the Underwriter may be liable to pay Compensation may expire after the expiration of the Policy Period.

          All other terms that appear in this Contract, the Declarations and the Endorsements have the definitions assigned to them as they appear in those documents.


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                      ARTICLE III. POLITICAL RISK EVENTS

3.1  Expropriation
     --------------

     An Expropriation means an act or series of acts taken by the Host Government that effectively deprives the Insured, the Issuer or the Guarantor of the use and control of funds deposited (either in Local Currency or Policy Currency) by the Insured, or by the Issuer or the Guarantor for the account of the Insured, with a financial institution in the Host Country, for the purpose of making an Insured Payment, causing an Unfunded Insured Payment; provided that such act or acts continue for the duration of the Waiting Period.

3.2  Currency Inconvertibility
     -------------------------

     Currency Inconvertibility means:

     (a) an act or series of acts by the Host Government that prevents the Insured, the Issuer or the Guarantor, for the duration of the Waiting Period, from directly or indirectly:

          (i) converting Local Currency into Policy Currency in order to make an Insured Payment or a portion thereof, including the denial of such conversion in an exchange rate category as favorable as the category applicable to determine the Reference Rate of Exchange; or

          (ii) transferring outside of the Host Country the funds as described in (i) above already converted from Local Currency into Policy Currency constituting all or any portion of an Insured Payment; or

     (b) failure by the Host Government (or by entities authorized under the laws of the Host Country to operate in the foreign exchange markets) to effect a conversion or transfer under (a) above on behalf of the Insured, the Issuer or the Guarantor.


              ARTICLE IV. COMPENSATION FOR POLITICAL RISK EVENTS

4.1  Expropriation
     --------------

     In the event of Expropriation, the Compensation for a Loss shall be the Insured Percentage of the lesser of (i) the Policy Currency, or the Policy Currency equivalent of the Local Currency calculated at the Reference Rate of Exchange in effect on the Date of Loss, of which the Insured, the Issuer or the Guarantor is deprived, or (ii) the amount of the Scheduled Payment corresponding to the Unfunded Insured Payment. The Policy Currency is the currency of any Compensation payable by the Underwriter to the Insured.

4.2  Currency Inconvertibility
     --------------------------

     In the event of Currency Inconvertibility, the Compensation for a Loss shall be the Insured Percentage of the Policy Currency equivalent of Local Currency constituting an Insured Payment that could not be converted; or the Insured Percentage of the amount in Policy Currency constituting an Insured Payment that could not be transferred. The Policy Currency equivalent shall be determined using the Reference Rate of Exchange in effect on the Date of Loss. The Policy Currency is the currency of any Compensation payable by the Underwriter to the Insured.


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4.3  Adjustments
     -----------

     (a) Compensation for any Loss shall be adjusted for any compensation received by the Insured, the Issuer or the Guarantor from the Host Government or any other source on account of the Loss, excluding (i) compensation received by the Issuer or the Guarantor in any currency that is not freely convertible into Policy Currency; (ii) compensation received by the Issuer or the Guarantor in Policy Currency which is not transferable outside the Host Country; and
          (iii) any amounts withdrawn from the Reserve Account and paid to the Noteholders by the Insured in accordance with the provisions of the Indenture. Compensation for any Loss shall not exceed the Limit of Liability for the respective coverage on the applicable Date of Loss. In no event shall the total amount of Compensation paid by the Underwriter under this Insurance Policy exceed the Maximum Aggregate Limit of Liability.

     (b) No Compensation shall be paid for penalty interest or penalty fees for late payment.

     (c) In the event of a Claim under this Insurance Policy, if (i) the Guarantor or the Issuer has issued Uninsured Notes, and (ii) subsequent to the Date of Loss for the Unfunded Insured Payment that is the subject of the Claim, the Guarantor or the Issuer makes a payment in respect of the Uninsured Notes, then in determining the amount of Compensation, the Underwriter may reduce the amount of Compensation by an amount which bears the same proportion to the Compensation as the payment to the Uninsured Notes bears to the sum of the outstanding amount of the Insured Notes and the Uninsured Notes. Should the Guarantor or the Issuer have made a payment on such Uninsured Notes before its original due date and after the occurrence of a Political Risk Event, the total amount of such payment shall be deducted from any Compensation payable by the Underwriter. For the purposes of this Section 4.3(c), a payment made by the Guarantor or the Issuer in respect of any Uninsured Notes, which payment derives from the cash proceeds of any collateral or other security that was provided by the Guarantor or the Issuer and is directly related to such Uninsured Notes, or which payment derives from any preferential status provided such payment by the Host Government including but not limited to registration of the Uninsured Notes with the applicable governmental authorities of the Host Government, shall not be subject to the above allocation and deduction.


4.4  Acceleration, Redemption and Prepayment
     -----------------------------------------

     (a) The Underwriter shall pay Compensation for an Unfunded Insured Payment in accordance with either (i) the respective due dates for such Unfunded Insured Payments corresponding to such Scheduled Payments (as set forth in Exhibit B hereto) or (ii) such other due dates for such Unfunded Insured Payments as may be provided for pursuant to the terms of the Guaranty or the Indenture, as applicable. An acceleration, redemption or prepayment of a Scheduled Payment, if permitted under the Indenture, shall not give rise to a corresponding acceleration, redemption or prepayment of the Underwriter's obligation to pay Compensation hereunder. However, if a Scheduled Payment is accelerated, redeemed or prepaid in accordance with the Indenture or the Guaranty, and the Insured files a Claim for such accelerated or attempted redeemed or prepaid amount, the Underwriter, at its sole discretion, shall have the option, subject to the provisions of Section 7.1(a)(ii) of this Insurance Policy, to accelerate or prepay any Compensation for the Claim. For the


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          avoidance of doubt, the Underwriter has no ability to require the acceleration, prepayment, or redemption of the Insured Notes.

     (b) Notwithstanding Section 4.4(a) herein, for Scheduled Payments that are accelerated or which are attempted to be prepaid or redeemed:

          (i) the Date of Loss shall be the date of such acceleration, or the date of such attempted redemption or prepayment;

          (ii) the Waiting Period for Currency Inconvertibility shall commence on the later of (A) the date of such acceleration or redemption or the date such prepayment is to be made, or (B) the date on which the Insured, the Issuer, or the Guarantor first attempts to convert or transfer the currency pursuant to Section 3.1 herein; and

          (iii) the amount of Compensation shall include (A) accrued and unpaid interest through the date of acceleration or the date of the attempted redemption or prepayment, and (B) subject to the limitations on the total amount of Compensation payable under this Insurance Policy, as such limitations are set forth in
               Section 4.5 hereof, all remaining amounts of principal and other amounts due on the Insured Notes as a result of such acceleration.


4.5  Maximum Aggregate Limit of Liability
     ------------------------------------

     The amount of Compensation paid by the Underwriter under this Insurance Policy shall not exceed the Maximum Aggregate Limit of Liability, regardless of the number of Losses incurred or the Policy Period.

                             ARTICLE V. EXCLUSIONS

5.1 The Underwriter shall not pay Compensation for any Loss to the extent that the Political Risk Event giving rise to such Loss was directly or indirectly caused by:

     (a) the Insured's, the Issuer's or the Guarantor's failure to comply with the laws of the Host Country applicable to any of them, or from any failure of the Issuer or the Guarantor to comply with applicable environmental, public health and worker safety standards of the World Bank. Failure of the Issuer or the Guarantor to comply with the unreasonable requirements of national or local authorities in the Host Country, the stringency of which exceeds that of the comparable environmental, public health or worker safety standards of the World Bank, shall not be deemed a failure within the meaning of this exclusion;

     (b) the Insured's material breach of the terms of this Insurance Policy or a material misrepresentation by the Insured under this Insurance Policy or in its Application for Insurance;

     (c) the Insured, the Issuer, the Guarantor or their representatives engaging in any wrongful or criminal activities, or unreasonable actions which provoke the Host Government in some manner;


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     (d)  nuclear reaction, nuclear radiation or radioactive contamination, or the dispersal or application of pathogenic, toxic or poisonous biological or chemical elements, under any circumstance, including, but not limited to:

          (i) ionizing radiations from or contamination by radioactivity from any nuclear fuel or from any nuclear waste or from the combustion of nuclear fuel;

          (ii) the radioactive, toxic, explosive or other hazardous or contaminating properties of any nuclear installation, reactor or other nuclear assembly or nuclear component thereof; or

          (iii) any weapon employing atomic or nuclear fission or fusion or other like reaction or radioactive force or matter, or pathogenic, toxic or poisonous biological or chemical elements;

     (e) the insolvency, bankruptcy or financial default of the Insured, the Issuer or the Guarantor; or

     (f) the material breach by the Insured, the Issuer or the Guarantor of any contractual agreement with the Host Government; the material breach by the Host Government of any contractual agreement with the Insured, the Issuer or the Guarantor; or the Host Government acting in a commercial capacity such as a supplier, creditor, shareholder, director or manager of, or purchaser from, the Issuer or the Guarantor.

5.2 An act or series of acts taken by the Host Government which constitutes a bona fide nondiscriminatory measure of general application of a kind that governments normally take in the public interest (other than Expropriation and Currency Inconvertibility) shall not be the basis for a Claim of Expropriation.

5.3 No Claim of Currency Inconvertibility shall be accepted or recognized by the Underwriter, and the Underwriter shall accordingly have no liability under Currency Inconvertibility:

     (a) if the Guarantor, the Issuer or the Insured would have been unable legally to convert Local Currency or transfer Policy Currency at the inception of the Policy Period;

     (b) if the Guarantor, the Issuer or the Insured (to the extent that the Issuer, the Guarantor or the Insured (in its role as trustee for the Insured Notes) is itself attempting to convert or transfer funds recovered from or in respect of the Issuer's obligations under the Indenture and the Insured Notes or the Guarantor's obligations under the Guaranty and is prevented by a Political Risk Event from converting Local Currency or transferring Policy Currency), as applicable, fails to exercise all reasonable efforts to convert Local Currency, at a rate no less favorable than the Reference Rate of Exchange, or transfer Policy Currency during the Waiting Period through all lawful mechanisms in Brazil that such party could reasonably have used in the absence of this coverage. In order to satisfy the requirements of this Section 5.3(c) in the event that a Political Risk Event prevents the Guarantor, the Issuer or the Insured from initiating the conversion or transfer of currency, the Insured must submit to the Underwriter, within thirty (30) days following the Date of Loss, a notice documenting the facts and circumstances relating to such inability to attempt to initiate the conversion or transfer;


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     (c)  if the Guarantor, the Issuer or the Insured (to the extent that the
          Issuer, the Guarantor or the Insured (in its role as trustee for the Insured Notes) is itself attempting to convert or transfer funds recovered from or in respect of the Issuer's obligations under the Indenture and the Insured Notes or the Guarantor's obligations under the Guaranty and is prevented by a Political Risk Event from converting Local Currency or transferring Policy Currency), as applicable, fails to attempt to initiate the conversion or transfer of currency pursuant to Section 3.2 herein within thirty (30) days following the due date of the Insured Payment; or

     (d) if the currency which cannot be converted or transferred has been the subject of an expropriatory action under Section 3.1 herein (in which case a Claim of Expropriation may be submitted); or

     (e)  solely for devaluation or fluctuation of the Local Currency.


             ARTICLE VI. REPRESENTATIONS, WARRANTIES AND COVENANTS
                                BY THE INSURED


6.1  The Insured represents, warrants and/or covenants that:

(a) as of the date of execution of this Insurance Policy, and without independent investigation, it had no knowledge of any circumstance which could give rise to a Loss under this Insurance Policy;

(b) all the information that the Insured has provided regarding itself, as the Insured, in the Application for Insurance, and that the Insured will provide to the Underwriter in written form, is true and correct and that no material information has been or will be withheld;

(c) it will notify the Underwriter within thirty (30) days of the date in which an authorized officer of the Insured, as a result of any notification received from the Issuer or the Guarantor under the Indenture or the Guaranty, respectively, becomes aware of the occurrence of any event (including, without limitation, an Unfunded Insured Payment) that could reasonably be expected to give rise to a Claim; and

(d) it will, and will use its reasonable efforts, within its rights and authority under the Indenture, the Guaranty and each other Transaction Document, to demand that the Issuer and the Guarantor (i) take all reasonable steps to avoid or minimize any Loss; (ii) cooperate fully with the Underwriter in the investigation of any Claim, the resolution of any potential Claim situation and the pursuit of any Claim salvage; and (iii) not enter into any agreement concerning a Loss or potential Loss without the Underwriter's prior written consent. Prior to any Compensation payment, subject to its rights and authority under the Indenture, the Guaranty and each other Transaction Document, and in consultation with the Underwriter the Insured will, and will use its reasonable efforts to demand that the Issuer and the Guarantor (i) pursue all reasonable diplomatic, legal, administrative, judicial and other legal means which may be reasonably available to minimize or recover any Loss, and (ii) preserve any legal, judicial and, administrative remedies applicable to any Claim and furnish reasonable assistance in maintaining any rights or property transferred to the Underwriter. The Insured's rights and authority under the Indenture and the Guaranty (as referred to in this subsection (d)) shall include, without limitation, those under Section
     6.2 of the Indenture and those under Section 10(s) of the Guaranty.

                                                                      13 of 23

6.2 If there are any material breaches or misrepresentations (i) of the above by the Insured, or (ii) under the Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility by the Guarantor or the Issuer, the Underwriter may void this Insurance Policy, retain the premium paid and refuse to compensate the Insured for any Loss.


            ARTICLE VII. CLAIMS AND SUBROGATION

7.1  Submission of a Claim
     ----------------------

     (a) (i) The Insured must notify the Underwriter within thirty (30) days after an authorized officer of the Insured has, as a result of any notification received from the Issuer or the Guarantor under the Indenture or the Guaranty, knowledge of the occurrence of any event that could reasonably be expected to give rise to a Claim. The Insured must file a written Claim within 90 days after the Date of Loss, or if such day is not a Business Day (as defined in the Indenture), the next succeeding Business Day, which Claim must demonstrate to the Underwriter that the Loss was caused by a Political Risk Event as defined in this Insurance Policy.

          (ii) Notwithstanding any other provision of this Insurance Policy, if a Loss occurs, the Underwriter may notify the Insured that the Waiting Period requirement of Sections 3.1 and 3.2 has been waived and request that the Insured file its Claim under Section 7.4 herein, within ten (10) Business Days, in exchange for contemporaneous Compensation; provided that any failure by the Insured to file its Claim within ten (10) Business Days shall not prevent the Insured from making a Claim hereunder, so long as such Claim otherwise complies with the terms of this Insurance Policy;

     (b) The Insured must provide any additional evidence material to the Underwriter's determination regarding the Insured's Claim, as reasonably requested by the Underwriter, in order to prove the Claim. If the Insured does not provide the additional evidence, as requested by the Underwriter, within seventy-five (75) days of the date of the request, then the Underwriter may deem the Claim withdrawn and shall not pay Compensation and the Insured shall not submit another Claim based upon the same Political Risk Event. The responsibility for proving a Claim under this Insurance Policy shall at all times rest with the Insured; and

     (c) The Insured may withdraw a Claim up to the day on which Compensation is paid by the Underwriter. After the Insured has withdrawn a Claim, the Insured may not submit another Claim based on the same Loss.

7.2  Determination of the Validity of a Claim
     -----------------------------------------

     The Underwriter shall make a determination regarding the Insured's Claim, and shall pay Compensation, no later than the later of (i) the expiration of the Waiting Period, including any extension of the expiration date thereof pursuant to this Section 7.2, and (ii) the due date of the next Scheduled Payment subsequent to the Date of Loss, provided the Insured has submitted a Claim that meets the requirements of Section 7.1 (a) and further provided that the Insured has provided any additional evidence requested by the Underwriter pursuant to Section 7.1(b) within thirty (30) days of such request, which request will be made not later than 120 days after the Date of Loss. If the Insured provides the additional evidence after a period greater than thirty
(30) days, then the Underwriter shall extend the date on which


                                                                      14 of 23
it pays Compensation by the number of days more than thirty (30) that the Insured required to provide such additional evidence. The Underwriter shall notify the Insured no less than ten (10) days prior to the date on which it will pay Compensation.

7.3  Insured's Challenge of the Determination
     -----------------------------------------

     Any action arising out of this Insurance Policy must be brought against the Underwriter within twelve (12) months from the date of the Underwriter's Claim determination or shall be deemed waived.

7.4  Assignment and Subrogation
     --------------------------

     (a) Contemporaneous with any Compensation payment, the Insured shall assign to the Underwriter, and the Underwriter shall be subrogated to (i) all of the Insured's rights of recovery against any person or organization in respect of the Loss for which the Compensation is to be paid, (ii) all of the Insured's right, title and interest in, and its right to receive, all or part of the Unfunded Insured Payments(s) that is (are) the subject of the Claim, and (iii) all of the Insured's rights under the Indenture and the Guaranty in respect of the Loss for which the Compensation is to be paid. The above assignments and subrogation shall be made in proportion to the amount of Loss for which Compensation is to be paid. All such assignments shall be free and clear of all claims, defenses, counterclaims, rights of setoff and other encumbrances, except for those defenses relating to the Political Risk Event. The Insured shall not release the Guarantor or the Issuer from their obligations to make remittances for Insured Payments under the Guaranty or the Indenture, as the case may be, that are the subject of a Claim. The Insured shall execute and deliver all instruments and documents and do whatever is necessary to secure such rights for the Underwriter. The Insured shall do nothing to materially prejudice the Underwriter's rights.

     (b) In connection with a Claim under Currency Inconvertibility, as a condition for any Compensation payment, and in addition to the assignments required in Section 7.4(a) above, but only to the extent that the Underwriter has not otherwise taken assignments of the right to receive funds in accordance with the terms of Section 7.4(a) or has otherwise received funds in respect of any Compensation paid, the Insured shall, if required by the Underwriter, assign and deliver, or cause to be assigned and delivered, to the Underwriter, by draft, subject to collection, or, at the Underwriter's option, in cash, the inconvertible Local Currency (the amount of which shall be determined by reference to the Reference Rate of Exchange on the Date of Loss) or nontransferable Policy Currency that is the subject of the Claim. If the Insured is unable legally to deliver, or to cause the delivery of, such currency to the Underwriter, then, in addition to the assignment requirements of Section 7.4(a) above, the Insured shall assign, or cause to be assigned, to the Underwriter right, title and interest in such currency.

     7.5  Notice of Reduction in the Limit of Liability
          ----------------------------------------------

     Following any reduction of the Limit of Liability pursuant to the terms of this Insurance Policy, the Underwriter shall provide notice of such reduction to the Insured within 30 days of such reduction. Such notice shall include: (i) the effective date of such reduction, (ii) the Limit of Liability after giving effect to such reduction, and (iii) the reason for such reduction.

                                                                      15 of 23

                                       ARTICLE VIII. GENERAL CONDITIONS


8.1  Accounting Principles
     ----------------------

     All financial statements and accounts of the Insured, as well as the calculation of any Loss and the amount of any Compensation payable hereunder, shall be in accordance with the principles of accounting generally accepted in the Insured's country, consistently applied and as used by the Insured in its certified financial statements. All financial statements and accounts of the Issuer (to the extent such statements and accounts are produced), the Insured, and the Guarantor shall be in accordance with the principles of accounting generally accepted in the Host Country or the United States, consistently applied and as used by the Issuer, the Insured, and the Guarantor in its certified financial statements.

8.2  Assignment of Insurance Policy
     -------------------------------

     This Insurance Policy and any rights thereunder shall not be assigned by the Insured without the prior written consent of the Underwriter; provided, however, that nothing herein is intended to limit the transfer and sale of the Insured Notes, the transfer or amendment of this Insurance Policy as a result of the replacement of the Insured, as trustee for the holders of the Insured Notes, under the terms of the Indenture, or the exchange of the Insured Notes for similar notes in connection with the Issuer and the Guarantor satisfying their obligations under the Registration Rights Agreement or the delegation of the Insured's duties and obligations pursuant to section 3 of the Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility.

8.3  Cancellation of this Insurance Policy
     --------------------------------------

     (a)   By the Insured:

               (i) The Insured may cancel this Insurance Policy effective as of the third anniversary date or each anniversary date thereafter, but only in the event that, at the time that the Insured gives notice to the Underwriter of its cancellation of this Insurance Policy and on the applicable anniversary date on which the cancellation of the Insurance Policy is to be effective (the Cancellation Date"), the Insured has received the following (A) confirmation from Moody's Investors Service Inc. that the then current rating of the Insured Notes is at least 'A3' and that such rating will not be lowered or withdrawn as a result of the cancellation of this Insurance Policy; (B) confirmation from Standard & Poor's, a Division of The McGraw-Hill Companies, Inc., that the then current rating of the Insured Notes is at least 'A-' and that such rating will not be lowered or withdrawn as a result of the cancellation of this Insurance Policy; and (C) confirmation from Fitch Inc. that the then current rating of the Insured Notes is at least 'A-' and that such rating will not be lowered or withdrawn as a result of the cancellation of this Insurance Policy (each of the confirmation notices specified in subsections A, B and C of this Section 8.3(a)(i) being a "Confirmation Notice" and all such notices being collectively, the "Confirmation Notices").

               (ii) The Insured must provide written notice to the Underwriter of its intent to cancel this Insurance Policy no less than thirty (30) days prior the corresponding Cancellation Date; provided, that any such written notice received by the Underwriter prior to the 30th day prior to the third


                                                                      16 of 23
                    anniversary date hereof shall be deemed to be a notice to cancel this Insurance Policy effective on the third anniversary hereof. Each such written notice shall contain copies of the Confirmation Notices (dated the day that such Confirmation Notices are delivered) confirming that the requirements of Section 8.3(a)(i) of this Insurance Policy in respect of the Confirmation Notices have been fulfilled.

              (iii) In the event that the Underwriter determines that the
                    Insured has satisfied the conditions to cancellation as set forth in Section 8.3(a)(i) and 8.3(a)(ii) of this Insurance Policy, the Underwriter shall notify the Insured in writing (such notice, a "Preliminary Termination Confirmation") promptly that such requirements have been satisfied, but in any event prior to the 20th calendar day after the Insured has submitted notice to cancel the Insurance Policy under this Section 8.3(a). Such Preliminary Termination Confirmation shall specify the date on which the cancellation of this Insurance Policy shall be effective and the amount of unused premium to be refunded to, or at the direction of, the Insured in accordance with the schedule set forth in Exhibit C hereto.

               (iv) On the Cancellation Date, the Insured shall also deliver to the Underwriter Confirmation Notices dated as of the Cancellation Date. No cancellation of this Insurance Policy, pursuant to this Section 8.3(a), shall be effective unless and until such Confirmation Notices, dated as of the Cancellation Date, have been delivered to the Underwriter. Upon the effectiveness of the cancellation of the Insurance Policy on the Cancellation Date, the Underwriter shall notify the Insured, in writing, of such cancellation.

               (v) Within 20 (twenty) Business Days (as such term is defined in the Transaction Documents) after the Cancellation Date, subject to the provisions of Section 8.3(a)(iii) hereof, the Underwriter shall pay to, or at the direction of, the Insured the amount of unused premium specified in such Preliminary Termination Confirmation. All amounts and dates specified in the Preliminary Termination Confirmation shall be determinative and binding on the Underwriter and the Insured, absent manifest error.

     (b) By the Underwriter: Except as provided for in Section 6.2, the Underwriter may cancel this Insurance Policy only for the nonpayment of premium.

8.4  Complete Agreement of the Parties; Amendment and Waivers
     ----------------------------------------------------------

     This Insurance Policy constitutes the complete agreement between the parties, superseding any prior agreements or understandings. The foregoing excludes the Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility, between the Guarantor, the Issuer, the Insured and the Underwriter, which, however, shall not supersede the terms of this Insurance Policy. No provision of this Insurance Policy may be modified or supplemented except by a written agreement executed by authorized representatives of the parties. Neither party shall be deemed to have waived any of its rights under this Insurance Policy, unless expressly so stated in a written notice by the party waiving such right to the other party.

8.5  Choice of Law
     -------------


                                                                      17 of 23

     Any issue relating to the construction, validity or performance of this Insurance Policy shall be governed by, read and construed in accordance with the laws of the State of New York, in the United States of America.

8.6  Disputes and Arbitration
     -------------------------

     (a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Insurance Policy and between the Underwriter and the Insured, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration. The seat of the arbitration shall be New York, New York, in the United States of America, and shall be conducted in English.

     (b) The arbitration shall be conducted by three arbitrators. The claimant initiating the .4 arbitration shall appoint an arbitrator in its written request for an arbitration. The respondent shall appoint an arbitrator and so notify the claimant in writing within 45 days of its receipt of the request for arbitration. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within 45 days after the respondent has notified the claimant of the appointment of its arbitrator. The third arbitrator shall serve as chairperson of the arbitration.

     (c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or asset. Both the Insured and the Underwriter agree that in no event shall the total amount of any award issued by the arbitration panel against the Underwriter exceed the Maximum Aggregate Limit of Liability in this Insurance Policy.

8.7  Disclosure of Existence of Insurance Policy
     --------------------------------------------

     The Insured shall not disclose the details of this Insurance Policy to any third party, with the exception of the Insured's insurance broker, bankers, rating agencies, the Luxembourg Stock Exchange, potential investors, the Noteholders, the Issuer, the Guarantor and other professional advisors on a confidential basis, and except as may be required by law, regulation, legal process or bank examiners, without the prior written consent of the Underwriter, which consent shall not be unreasonably withheld.

8.8  False or Fraudulent Statement, Reports or Claims; Concealment
     --------------------------------------------------------------

     This Insurance Policy shall become void, and all Claims hereunder shall be forfeited, if the Insured makes any material statement, report, application or Claim, where an authorized officer of the Insured knew, or could reasonably be expected to know, that the statement, report, application or Claim was false or fraudulent, or if the Insured knowingly conceals any material fact, including, but not limited to, a material change in the Transaction Documents or in the implementation of the Project.

8.9  Insured's Records
     -----------------

     Upon reasonable notice to the Insured, the Underwriter may, at any time, examine or copy any records in the possession or control of the Insured relating to or connected with this Insurance Policy, the Guarantor and the Project. The Insured shall maintain all records for a period of four (4) years after the expiration of this Insurance Policy. The Insured shall, at the request of the Underwriter, take all


                                                                      18 of 23
reasonable steps to obtain for the Underwriter any and all of the aforesaid information in the possession of any third party relating to or connected with this Insurance Policy.

8.10  Modifications
      --------------

     The Insured shall not materially modify the Transaction Documents (including, but not limited to, modifying the repayment terms of the Insured Notes), without the prior written consent of the Underwriter (which consent shall not be withheld unreasonably), except such modifications and amendments which i) do not change materially the Underwriter's rights and obligations,
ii) do not change materially any rights and obligations to which the Underwriter may be subrogated to in the event of a Claim, or iii) do not change materially the risks to which the Insured is exposed and that are covered under this Policy of Insurance.

8.11  Notices
      --------

     All notices under any provision of this Insurance Policy shall be in writing and given by prepaid express courier, certified mail or fax, for the Underwriter, to: Steadfast Insurance Company, c/o Zurich Emerging Markets Solutions, 1201 F Street, N.W., Suite 250, Washington, DC 20004; fax number
(202) 628-2216; for the Insured, to the Insured at the place indicated in the Declarations and at the fax number provided by the Insured to the Underwriter. In addition to giving notices to the Underwriter, notices specifically related to a Claim under this Insurance Policy shall be sent by prepaid express courier, certified mail or fax to: Director of Political Risk Claims, Zurich CWS, P.O. Box 307010, Jamaica, NY 11430-7010; fax number (212) 732-7659.
Notice given as described above shall be deemed to be received and effective upon actual receipt thereof by the addressee or one day following the date such notice is sent, whichever is earlier.

8.12  Other Insurance
      -----------------

     If the Insured has any bond, indemnity or insurance which would cover a Loss in whole or in part in the absence of this Insurance Policy, then this Insurance Policy shall be null and void to the extent of the amount that could have been recovered or received under such other bond, indemnity, or insurance. However, this Insurance Policy shall cover such Loss, subject to its exclusions, conditions and other terms, only to the extent of the amount of such Loss in excess of the amount recoverable or received under such other bond, indemnity or insurance. For the avoidance of doubt, any funds held by the Insured in the Reserve Account or a similar account shall not be considered a bond, indemnity or insurance for the purposes of this Section 8.12.

8.13  Payment of Premium
      -------------------

     The Insured shall pay or cause to be paid the premium to the Underwriter in accordance with the terms of this Insurance Policy. The premium shall be paid to the Underwriters in the Policy Currency.

8.14  Recoveries
      ----------

     After any Compensation payment hereunder, any sums recovered from any other source in respect of the Loss shall be paid to the Underwriter until it has completely recovered the following amounts: (i) the amount of the Compensation payment; (ii) the Underwriter's reasonable and documented expenses associated with the Claim; and (iii) the Underwriter's reasonable and documented expenses associated with recovery. Any excess amount remaining after the Underwriter is made whole shall be paid to the Insured.


                                                                      19 of 23

8.15  Counterparts
      -------------

     This Insurance Policy may be executed in separate counterparts, each of which when so executed shall be an original, and shall together constitute one and the same Insurance Policy.

8.16  Concerning the Insured
      -----------------------

     (a) This Insurance Policy is entered into by the Insured, acting not individually or personally, but solely as Trustee under the Indenture, in the exercise of the powers and authority conferred on and vested in the Trustee under the Indenture.

     (b) The undertakings and agreements herein made on the part of the Insured are made and intended not as personal undertakings and agreements by the Insured, but are made and intended for the purpose of binding only the property held in trust pursuant to the Indenture.

     (c) Nothing herein contained shall be construed as creating any liability on the Insured, individually or personally, to perform any covenant either expressed or implied herein, all such liability, if any, being expressly waived by the parties who are signatories to this Insurance Policy and by any person claiming by, or through, or under such parties.

     (d) Under no circumstances shall the Insured be personally liable to the Underwriter for the payment of any indebtedness or expenses of the Issuer or the Guarantor or be liable to the Underwriter for the breach or failure of any obligation or covenant made or undertaken by the Insured hereunder.

                                                                      20 of 23


                                   EXHIBIT A


              Coverage Period           Coverages                   Limit of Liability      Premium and Fees Due
September 18, 2003 to October 17, 2014  Expropriation and Currency  $65,625,000         Net Premium Due Underwriter: $16,842,962.53
                                        Inconvertibility                                Total Fees Due Broker:       $ 1,871,440.28
                                                                                                                     --------------
                                                                                        Total Premium and Fees Due:  $18,714,402.81


                                                                      21 of 23



                                   EXHIBIT B

          Closing Date:                     September 18, 2003
          Interest Rate:                                  8.75%

                       PRINCIPAL                                      PRINCIPAL         INTEREST
             YEAR       BALANCE                DUE DATE               PAYMENT           PAYMENT
             2003    $500,000,000           September 18, 2003        $               - $            -
                     $500,000,000             March 15, 2004          $               - $21,510,416.67
             2004    $500,000,000           September 15, 2004        $               - $21,875,000
                     $500,000,000             March 15, 2005          $               - $21,875,000
             2005    $500,000,000           September 15, 2005        $               - $21,875,000
                     $500,000,000             March 15, 2006          $               - $21,875,000
             2006    $500,000,000           September 15, 2006        $               - $21,875,000
                     $500,000,000             March 15, 2007          $               - $21,875,000
             2007    $500,000,000           September 15, 2007        $               - $21,875,000
                     $500,000,000             March 15, 2008          $               - $21,875,000
             2008    $500,000,000           September 15, 2008        $               - $21,875,000
                     $500,000,000             March 15, 2009          $               - $21,875,000
             2009    $500,000,000           September 15, 2009        $               - $21,875,000
                     $500,000,000             March 15, 2010          $               - $21,875,000
             2010    $500,000,000           September 15, 2010        $               - $21,875,000
                     $500,000,000             March 15, 2011          $               - $21,875,000
             2011    $500,000,000           September 15, 2011        $               - $21,875,000
                     $500,000,000             March 15, 2012          $               - $21,875,000
             2012    $500,000,000           September 15, 2012        $               - $21,875,000
                     $500,000,000              March 15, 2013         $               - $21,875,000
             2013    $500,000,000           September 15, 2013        $500,000,000      $21,875,000


                                   22 of 23

                                   EXHIBIT C

                         CANCELLATION REFUND SCHEDULE

          EFFECTIVE CANCELLATION             AMOUNT OF REFUND OF
                  DATE                         PREMIUM AND FEES
                                                  DUE INSURED

            September 15, 2006                 $12,992,113.19
            September 15, 2007                 $11,203,483.69
            September 15, 2008                  $9,471,154.87
            September 15, 2009                  $7,793,354.56
            September 15, 2010                  $6,168,366.37
            September 15, 2011                  $4,594,527.93
            September 15, 2012                  $3,070,229.20
            September 15, 2013                  $1,593,910.81









                                                                      23 of 23